Exhibit 16.1

March 25, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Northern Tier Energy LP (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K as part of the Form 8-K of Northern Tier Energy LP dated March 25, 2014. We agree with the statements concerning our Firm in such
Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP